PROSPECTUS                 Pricing Supplement No. 2793
Dated January 10, 1995     Dated February 21, 1996
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                (Redeemable Step Up Coupon Notes)

Principal Amount:  US$30,000,000

Trade Date:  February 21, 1996

Settlement Date (Original Issue Date):  February 26, 1996

Maturity Date: February 28, 2011 (unless earlier redeemed as described under "Additional Terms--Optional Redemption" below.)

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.125%

Net Proceeds to Issuer (in Specified Currency):  US$29,962,500

Interest:

  Interest Rate: The Notes will pay interest at the rate of 6.75% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on February 26, 1997; thereafter, the interest rate on the Notes will reset annually on each February 26 in accordance with the schedule set forth under "Additional Terms--Interest" below.

  Interest Payment Period:
  __ Annual    X  Semi-Annual    __ Monthly    __ Quarterly

  Interest Payment Dates: August 26 and February 26 of each year, commencing August 26, 1996, up to and including the Maturity
  Date (with respect to the period from and including the preceding Interest Payment Date on August 26, 2010 to but excluding the Maturity Date) unless earlier redeemed. See
  "Additional Terms--Interest" below.

POTENTIAL PURCHASERS OF THE NOTES ARE URGED TO READ THIS PRICING
SUPPLEMENT THOROUGHLY TOGETHER WITH THE ACCOMPANYING PROSPECTUS
DATED JANUARY 10, 1995 AND PROSPECTUS SUPPLEMENT DATED JANUARY 25, 1995. SEE "CERTAIN INVESTMENT CONSIDERATIONS"
HEREIN.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT
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                                             Page 2
                       Pricing Supplement No. 2793
                       Dated February 21, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723


Repayment, Redemption and Acceleration:

  Initial Redemption Date:  February 26, 1997 (See  "Additional
  Terms--Redemption" below)
  Initial Redemption Percentage:  100%
  Optional Repayment Date:  Not applicable ("N/A")

Form of Notes:
  X  DTC registered
  __ non-DTC registered

  The Notes will be available in denominations of $1,000 and increments of $1,000 in excess thereof.

Original Issue Discount

  Amount of OID:  N/A
  Yield to Maturity: N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

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                                             Page 3
                       Pricing Supplement No. 2793
                       Dated February 21, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723



Additional Terms:

  Interest.

  Interest on the Notes will accrue from February 26, 1996 and will be payable in U.S. dollars semi-annually on August 26 and February 26 of each year, commencing August 26, 1996 up to and including the Maturity Date (with respect to the period from and including the preceding Interest Payment Date on August 26, 2010 to but excluding the Maturity Date) or date of earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 6.75% per annum from and including the Original Issue Date up to but excluding February 26, 1997. Thereafter, the interest rate will be subject to adjustment annually on each February 26 in accordance with the following schedule:

          Interest Period                    Interest Rate
                                             (per annum)

     February 26, 1997 to February 25, 1998      6.800%
     February 26, 1998 to February 25, 1999      6.850%
     February 26, 1999 to February 25, 2000      6.900%
     February 26, 2000 to February 25, 2001      6.950%
     February 26, 2001 to February 25, 2002      7.000%
     February 26, 2002 to February 25, 2003      7.050%
     February 26, 2003 to February 25, 2004      7.100%
     February 26, 2004 to February 25, 2005      7.150%
     February 26, 2005 to February 25, 2006      7.200%
     February 26, 2006 to February 25, 2007      7.250%
     February 26, 2007 to February 25, 2008      7.500%
     February 26, 2008 to February 25, 2009      7.750%
     February 26, 2009 to February 25, 2010       8.000%
     February 26, 2010 to February 27, 2011       8.250%

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                                             Page 4
                       Pricing Supplement No. 2793
                       Dated February 21, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723



  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on February 26, 1997 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

Certain Investment Considerations:

  Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

Additional Terms:

  General

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

Plan of Distribution:

  The Notes are being purchased by Goldman, Sachs & Co.
  (hereinafter referred to as the "Underwriter") as principal at a issue price of 100% of the aggregate principal amount of the Notes, less an underwriting discount equal to 0.125%.

  The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.